
F O R M 3                           U.S. Securities and Exchange Commission             OMB Approval
                                            Washington, D.C.  20549                     OMB Number                3235-0104
                                                                                        Expires:          December 31, 2001
                                                                                        Estimated ave.burden
                                                                                        hours per response .............0.5

                               INITIAL  STATEMENT OF BENEFICIAL  OWNERSHIP OF
                          SECURITIES  Filed  pursuant  to  Section  16(a) of the
                                        Securities Exchange Act of 1934,
                           Section 17(a) of the Public Utility  Holding Company
                                 Act  of  1935  or   Section   30(f)  of  the
                                       Investment Company Act of 1940
---------------------------------------------------------------------------------------------------------

1.   Name and Address of Reporting Person*      2.  Date of Event Requiring     3. IRS Identification No.
                                                    Statement (Month/Day/Yr)       of Reporting Person
                                                                                   (Voluntary)
      Quantum Energy Management, LLC                         11/10/1999
     _____________________________________           _______________________       __________________
         (Last)      (First)     (Middle)

     777 Walker, 2530 Two Shell Plaza
     __________________________________________       4. Issuer Name and Ticker or Trading
                    (Street)                                           Symbol

     Houston          TX        77002                  Texoil, Inc.   (TXLI)
     _____________________________________            _______________________________________________
         (City)      (State)   (ZIP)

5.   Relationship of Reporting Person(s) to Issuer   6.   If Amendment, Date of Original
     (Check all applicable)
           X     Director      X      10% Owner          ____________________________________
       ---------            --------                                 (Month/Day/Year)
                  Officer             Other
       ---------            --------

     (give title below)    (specify below)           7. Individual or Joint/Group Filing
                                                        (Check Applicable Line)

     _____________________________________                  Form filed by one Reporting Person
                                                        ---
                                                         X   Form filed by more than one Reporting Person
                                                        ---

* If the Form is filed by more than one Reporting
  Person, see Instruction 5(b)(v)
------------------------------------------------------------------------------------------------------------
             Table I - Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------
1.   Title of Security              2.    Amount of          3.     Ownership Form:   4.   Nature of Indirect
     (Instr. 4)                           Securities                Direct (D) or          Beneficial
                                          Beneficially              Indirect (I)           Ownership
                                          Owned (Instr. 4)          (Instr. 5)             (Instr. 5)


     ----------------------------         ----------------          ----------------        -----------------

     ----------------------------         ----------------          ----------------        -----------------

     ----------------------------         ----------------          ----------------        -----------------

     ----------------------------         ----------------          ----------------        -----------------

     ----------------------------         ----------------          ----------------        -----------------

     ----------------------------         ----------------          ----------------        -----------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
         (Print or Type Responses)

Page 2


------------------------------------------------------------------------------------------------------------
               Table II - Derivative Securities Beneficially Owned
          (e.g. puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------
1.   Title of                       2.  Date Exercisable and           3.  Title and Amount of Securities
     Derivative                         Expiration Date                    Underlying Derivative Security
     Security                           (Month/Day/Year)                   (Instr. 4)

                                    Date             Expiration                         Amount or Number
                                    Exercisable      Date              Title            of Shares

Series A Convertible                Immediately        N/A              Common Stock      3,750,000
--------------------------          -----------      ----------        ---------------- --------------------
Preferred Stock
--------------------------          -----------      ----------        ---------------- --------------------

--------------------------          -----------      ----------        ---------------- --------------------

--------------------------          -----------      ----------        ---------------- --------------------

--------------------------          -----------      ----------        ---------------- --------------------


4.  Conversion or Exercise          5.  Ownership Form of                       6.  Nature of Indirect Beneficial
    Price of Derivative                 Derivative Security:                        Ownership
    Security                            Direct (D) or Indirect (I)                  (Instr. 5)
     (Instr. 4)                         (Instr. 5)

    ----------------------------        ----------------------------------          ------------------------------
     (1)                                               I                                            (2)
    ----------------------------        ----------------------------------          ------------------------------

    ----------------------------        ----------------------------------          ------------------------------

    ----------------------------        ----------------------------------          ------------------------------

    ----------------------------        ----------------------------------          ------------------------------

    ----------------------------        ----------------------------------          ------------------------------

    ----------------------------        ----------------------------------          ------------------------------

Explanation of Responses:

(1) Each Series A Convertible Preferred Share is convertible into two Common Shares, subject to anti-dilution adjustment.

(2) S. Wil VanLoh, Jr. and Toby R. Neugebauer are directors of the Issuer. Quantum Energy Management, LLC is the sole general partner of Quantum Energy Partners, LP, the beneficial owner of the Derivative Security. A.V. Jones, Jr., K.C. Jones, Toby R. Neugebauer, William E. Tucker, Jr. and S. Wil VanLoh, Jr. are managers of Quantum Energy Management, LLC.

     The filing of this Form 3 is not an admission that any Reporting Person is, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner of any equity securities covered by this Statement.


                           By: /s/ S. Wil VanLoh, Jr.                 11/22/99
                               ---------------------------------     -----------
                                **Signature of Reporting Person      Date
                               S. Wil VanLoh, Jr., manager of
                               Quantum Energy Management, LLC

** Intentional misstatements or omissions of facts constitute Federal
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                     Page 2 of 6

                             JOINT FILER INFORMATION


Name:                           A.V. JONES, JR.

Address:                        216 Hill Street, Albany, Texas   76430

Designated Filer:               Quantum Energy Management, LLC

Issuer & Ticker Symbol:         Texoil, Inc. (TXLI)

Date of Event
   Requiring Statement:         11/10/99


Signature:                      /s/ A.V. Jones, Jr.
                                ------------------------------------------------
                                A.V. Jones, Jr.



Name:                           K.C. JONES

Address:                        216 Hill Street, Albany, Texas   76430

Designated Filer:               Quantum Energy Management, LLC

Issuer & Ticker Symbol:         Texoil, Inc. (TXLI)

Date of Event
   Requiring Statement:         11/10/99


Signature:                      /s/ K.C. Jones
                                ------------------------------------------------
                                   K.C. Jones



Name:                           TOBY R. NEUGEBAUER

Address:                        777 Walker, 2530 Two Shell Plaza, Houston, Texas
                                77002

Designated Filer:               Quantum Energy Management, LLC

Issuer & Ticker Symbol:         Texoil, Inc. (TXLI)



                                                                     Page 3 or 6

Date of Event
   Requiring Statement:         11/10/99


Signature:                      /s/ Toby R. Neugebauer
                                ------------------------------------------------
                                Toby R. Neugebauer



Name:                           WILLIAM E. TUCKER, JR.

Address:                        719 Scott Avenue, Suite 825, Wichita Falls,
                                Texas  76301

Designated Filer:               Quantum Energy Management, LLC

Issuer & Ticker Symbol:         Texoil, Inc. (TXLI)

Date of Event
   Requiring Statement:         11/10/99


Signature:                      /s/ William E. Tucker, Jr.
                                ------------------------------------------------
                                William E. Tucker, Jr.



Name:                           S. WIL VANLOH, JR.

Address:                        777 Walker, 2530 Two Shell Plaza, Houston, Texas
                                77002

Designated Filer:               Quantum Energy Management, LLC

Issuer & Ticker Symbol:         Texoil, Inc. (TXLI)

Date of Event
   Requiring Statement:         11/10/99


Signature:                      /s/ S. Wil VanLoh, Jr.
                                ------------------------------------------------
                                S. Wil VanLoh, Jr.


                                                                     Page 4 or 6

                                POWER OF ATTORNEY


         Know all by these presents, that each of the undersigned hereby constitutes and appoints Quantum Energy Management, LLC, the undersigned's true and lawful attorney-in-fact to:

         (1) execute for and on behalf of the undersigned, in the undersigned's capacity as a director of Texoil, Inc. (the "Company"), and/or as a manager of Quantum Energy Management, LLC, the sole general partner of Quantum Energy Partners, LP ("Quantum"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder;

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's sole discretion.

         Each of the undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. Each of the undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Quantum assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

         IN WITNESS WHEREOF, each of the undersigned has caused this Power of Attorney to be executed as of this 22nd day of November, 1999.

                                                  /s/ A.V. Jones, Jr.
                                                --------------------------------
                                                A.V. Jones, Jr.

                                                  /s/ K.C. Jones
                                                --------------------------------
                                                K.C. Jones

                                                  /s/ Toby R. Neugebauer
                                                --------------------------------
                                                Toby R. Neugebauer

                                                  /s/ William E. Tucker, Jr.
                                                --------------------------------
                                                William E. Tucker, Jr.

                                                  /s/ S. Wil VanLoh, Jr.
                                                --------------------------------
                                                S. Wil VanLoh, Jr.



                                                                     Page 6 of 6